Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Levi Strauss & Co.:

We consent to the inclusion in the Annual Report on Form 10-K of Levi Strauss & Co. of our report dated February 12, 2007, except as to the 2006 data in Note 20, which is as of February 9, 2009, with respect to the consolidated statements of income, stockholders’ deficit and comprehensive income, and cash flows of Levi Strauss & Co. and subsidiaries for the year ended November 26, 2006, and the related financial statement schedule for the same period.

KPMG LLP

San Francisco, California
February 9, 2009